GVI Security Solutions, Inc. Reports Ninth Consecutive Profitable Quarter

CARROLLTON, Texas, May 14, 2009 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today announced its financial results for the quarter ended March 31, 2009.

For the quarter ended March 31, 2009, net income was approximately $116,000 or one-third of a cent per diluted share, as compared to net income of approximately $330,000, or one cent per diluted share, in the quarter ended March 31, 2008. Net revenues for the quarter ended March 31, 2009 were approximately $10.4 million, a decrease of approximately 8%, as compared to net revenues of approximately $11.3 million in the quarter ended March 31, 2008.

"In the face of a deep worldwide recession, we are reporting our ninth consecutive profitable quarter," said GVI Chief Operating Officer/CFO Joe Restivo. “Net sales were down approximately 8% reflecting the difficult economic conditions.  Despite the economy we were able to strategically deploy our sales and marketing efforts to record strong overall sales gains in Latin America and selectively expand market share.”

The quarter ended March 31, 2009 saw some significant contract and project wins for the Company, including the announcement of a two-year, $15 million estimated revenue contract renewal from a major retailer, as well as the awarding of a multi-year, multi-million dollar project from a major regional fuel service and convenience store chain.

“During the quarter we focused on preserving profitability while maintaining and enhancing our sales, marketing, service and support efforts,” said GVI Chairman/CEO Steven Walin. “We believe that by focusing on our strengths we canuse the recession as an opportunity to gain market share and ensure that we will be well positioned to rapidly capitalize on an economic recovery.”

For the quarter ended March 31, 2009, selling general and administrative decreased approximately 1% to approximately $2.7 million as compared to the quarter ended March 31, 2008.  Sales and marketing expenses increased approximately $68,000, or 3%, in the quarter ended March 31, 2009 as compared to the quarter ended March 31, 2008. The increase in sales and marketing expense was more than offset by a decrease in general and administrative expense of approximately $83,000 or 4% in the quarter ended March 31, 2009 as compared to the quarter ended March 31, 2008.

Net interest expense for the quarter ended March 31, 2009 decreased 42% to approximately $113,000 from approximately $196,000 in the quarter ended March 31, 2008.  The decrease was primarily a result of a lower interest rate on the Company’s credit facility which stood at prime plus 25 basis points or 3.5% as of March 31, 2009.

Earnings Conference Call

GVI will conduct a conference call on Thursday, May 14, 2009 at 4:15 p.m. Eastern Daylight Savings Time to discuss the Company's financial results for the  quarter ended March 31, 2009.  Steven E. Walin, Chairman and Chief Executive Officer, and Joseph Restivo, Chief Operating Officer and Chief Financial Officer, will host the call. To participate in the event by telephone, please dial 1.800.434.1335 five to 10 minutes prior to the scheduled start time (to allow time for registration) and use conference code 94472452 followed by the # key on your touchtone phone.  International callers can participate in the event by dialing 00.1.404.920.6442 five to 10 minutes prior to the scheduled start time (to allow time for registration) and use conference code 94472452 followed by the # key on your touchtone phone. A digital replay of the call will be available immediately following the completion of the call. Dial 1.800.977.8002 and enter conference code 94472452 followed by the # key on your touchtone phone. International callers can access the digital replay at 00.1.404.920.6650 using conference code 94472452 followed by the # key. The digital replay will be available for one year.

About GVI Security Solutions, Inc.

GVI Security Solutions, Inc. (OTCBB: GVSS) is a leading provider of video surveillance and security solutions, with sales and service representation throughout North, Central and South America. The company provides Samsung Electronics and GVI branded products, software and services to the homeland security and commercial markets.  Their customers include governments, major retail chains, leading financial institutions and public and private school systems.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; changes in the overall economy; credit limits imposed by primary supplier; outstanding indebtedness; rapid change in technology; the number and size of competitors in its markets; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the Company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008

Revenues	$10,439	$11,347

Cost of Revenues	7,459	7,916

Gross Profit	2,980	3,431

Selling, General and Administrative Expenses	2,680	2,695

Operating Income	300	736

Interest Expense	113	196

Income before income taxes	187	540

Income Tax Expense	71	210

Net Income	$116	$330

Basic Income per common share:
Net income per common share	$0.00	$0.01
Weighted average common shares outstanding	28,182,848	28,147,106

Diluted income per common share:
Net income per common share	$0.00	$0.01
Weighted average common shares outstanding	28,726,284	33,806,689

Investor Contact:
Leon Hamerling
Investor Media Group
877-725-2500

Company Contact:
Esra Pope
GVI Security Solutions
972-245-7353